Exhibit 23.1

Zurich, 22 December 2016

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about 22 December 2016), pertaining to the UBS 401(k) Plan, of our reports dated 10 March 2016 with respect to the consolidated financial statements and schedules of UBS Group AG (and the effectiveness of internal control over financial reporting of UBS Group AG), included in its Annual Report (Form 20-F), for the year ended 31 December 2015, filed with the Securities and Exchange Commission.

Ernst & Young Ltd

/s/ Marie-Laure Delarue	/s/ Ira S. Fitlin
Marie-Laure Delarue Licensed Audit Expert	Ira S. Fitlin Certified Public Accountant (U.S.)